EXHIBIT 12

                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                              COMPUTATION OF RATIOS

Return on average stockholders' equity     Net income/Average stockholders'
                                           equity

Return on average assets                   Net income/Average assets

Net interest margin                        Fully tax equivalent net interest
                                           income/Average earning assets

Non-interest Income Leverage Ratio        (Non-interest income less securities
                                           and asset disposal gains and/or
                                           losses)/(Non-interest expense less
                                           intangible asset amortization)

Efficiency Ratio                           (Non-interest expenses less
                                           intangible asset amortization)/
                                           (Fully tax equivalent net interest
                                           income plus non-interest income
                                           securities and asset disposal gains
                                           and/or losses)

Average stockholders' equity to            Average stockholders' equity/Average
average assets                             assets

Average loans to average deposits          Average gross loans/Average deposits

Dividend payout ratio                      Dividends declared/Net income

Nonperforming loans as a percentage        (Nonaccrual loans plus loans past due
of period end loans                        90 days or greater plus loans
                                           renegotiated loans)/Gross loans net
                                           of unearned interest

Nonperforming assets as a percentage       (Nonaccrual loans plus loans past
of total assets                            90 days or greater plus assets
                                           renegotiated loans plus other real
                                           estate owned)/Total assets

Allowance for loan losses to period        Allowance for loan losses/Gross net
end total loans                            of unearned interest loans

Tier 1 Capital ratio                       Stockholders' equity less intangible
                                           assets and securities mark-to-market
                                           capital reserve ("Tier 1 Capital")/
                                           Risk adjusted assets

Total Capital ratio                        Tier 1 Capital plus allowance for
                                           loan losses/Risk adjusted assets

Tier 1 Leverage ratio                      Tier 1 Capital/Quarterly average
                                           assets

Cash dividends per share                   Cash dividends paid/Common shares
                                           outstanding at date of declaration

Book value per share                       Total stockholders' equity/Common
                                           shares outstanding at quarter-end

Tangible Book Value per share              (Total stockholders' equity less
                                           goodwill and other intangible assets)
                                           /Common shares outstanding at
                                           quarter-end

Tangible Capital Ratio                    (Total stockholders' equity less
                                           goodwill and other intangible assets)
                                           /(Total assets less goodwill and
                                           other intangible assets)